Exhibit 99.1

Orion Marine Group Announces New Corporate Management Structure

Houston, Texas, December 21, 2007 (NASDAQ: OMGI) --- Orion Marine Group, Inc. (the “Company”) a leading marine specialty contractor serving the heavy civil marine infrastructure, today announced a new corporate management structure aimed at better aligning the overall Company for future growth.

Under the new structure, geographic operating areas have been established to provide a more uniform approach to servicing the Company’s customers. Additionally, the Company has established an executive corporate management infrastructure to help support the demands of operating as a public company.

As part of this new management structure, Elliott Kennedy has been named Executive Vice President -- Gulf Coast to oversee operations throughout the Gulf Coast area and Jim Rose has been named Executive Vice President -- Atlantic Seaboard & Caribbean to oversee all operations along the Florida and Atlantic coasts as well as the Caribbean region.

With 27 years of experience, Elliott Kennedy has served in various management positions within the Company since 1994.  From 1992 to 1994, Mr. Kennedy served as Project Manager for Triton Marine. Prior to joining Triton, Mr. Kennedy served as Estimator/Project Manager for the Insite Division of Nustone Surfacing, Inc. From 1983 to 1989, he was Owner/Project Manager/Estimator of E.J. Kennedy Design Construction. From 1980 to 1983, Mr. Kennedy was Project Manager/Superintendent for Infinity Construction.

Jim Rose has 21 years of experience and has served in various management positions within the Company since 2005. From 2002 to 2005, Mr. Rose served as Project Engineer and Project Manager for Granite Construction Company.  Prior to 2002, Mr. Rose held various positions with multiple companies in the construction industry.

Mike Pearson, Orion Marine Group’s President and CEO said, “Both Elliott and Jim have a wealth of experience in the heavy civil marine construction area and are key members overseeing subsidiaries of the Orion Marine Group team.  Their experience and expertise will serve the Company well as we continue to grow and expand across these regions.”

Additionally, Mark Stauffer has been named Executive Vice President & Chief Financial Officer of Orion Marine Group.  Mark has 21 years of experience and has served as the Company’s Chief Financial Officer since 1999.  Prior to joining Orion Marine Group, Mr. Stauffer served in various capacities at Coastal Towing, Inc. from 1986 to 1999, including Vice President & Chief Financial Officer, Vice President-Finance, Controller, Accounting Manager and Staff Accountant. Mr. Stauffer is a Certified Public Accountant.

 “Mark is an essential member of our management team and has been instrumental in getting the Company to this point.” said Mr. Pearson, “I am confident of his abilities to help guide the Company into the future.”

Additionally, the Company recently named Cabell Acree as Orion Marine Group’s Vice President, General Counsel and Secretary.  Mr. Acree brings 22 years of astute legal experience to the Company as he establishes the Company’s in house legal programs.  Prior to joining Orion Marine Group, Mr. Acree served as Senior Vice President, General Counsel and Secretary of Exopack, LLC from 2002 to 2006; Senior Counsel to PCS Nitrogen, Inc. from 1997 to 2002; Assistant General Counsel to Arcadian Corporation from 1994 to 1997; and as an associate attorney with Bracewell and Giuliani from 1985 to 1993. Mr. Acree is a member of the Bar in Texas, South Carolina, Tennessee and the District of Columbia.

Also Greg Mathews was named as the Company’s Vice President Project Controls & Estimating.  Mr. Mathews has 22 years of experience and has been with the Company since 2006.  Mr. Mathews brings extensive knowledge and expertise in project controls and estimating systems through various roles such as Vice President Worldwide Project Controls at Global Industries, Director of Project Controls for ETS and various other management positions since 1988.

Further developing the Company’s corporate infrastructure is the addition of Karen Stempinski who was recently named the Company’s Director of Accounting and brings 22 years of experience to the Company.  Ms. Stempinski joined the Company from Sterling Construction Company, Inc. and its predecessors where she worked from 1990 to 2007 serving in various accounting and finance roles including Treasurer, Vice President, Corporate Controller & Assistant Secretary.  Among other things, Ms. Stempinski is responsible for the company’s consolidated accounting and external reporting.

Additionally, Orion Marine Group recently named Chris DeAlmeida as the Company’s Director of Investor Relations. Mr. DeAlmeida is responsible for establishing and maintaining the Company’s relationships with investors, analysts, the financial community, and the media.  Mr. DeAlmeida joins Orion Marine Group from the Investor Relations team at Continental Airlines and has held various roles in finance and accounting prior to his role at Continental.

Mike Pearson, Orion Marine Group’s President and CEO said, “I am excited about these additions to our corporate team.  As we have with our operations, establishing a strong foundation in the corporate team is essential to building a stable long term growth Company.  These additions help build our legal, finance and external relationships and provide a solid foundation for the future”.

Orion Marine Group, Inc. provides a broad range of marine construction and specialty services on, over and under the water along the Gulf Coast, the Atlantic Seaboard and the Caribbean Basin and acts as a singlesource turnkey solution for its customers’ marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, dredging, repair and maintenance, bridge building, marine pipeline construction, as well as specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has a 70-year legacy of successful operations.

SOURCE:  Orion Marine Group, Inc.
Orion Marine Group, Inc.
Chris DeAlmeida, Director of Investor Relations
713-852-6506